EXHIBIT 99.1

Ur-Energy Releases 2024 Q1 Results

Littleton, Colorado (ACCESSWIRE – May 6, 2024) Ur-Energy Inc. (NYSE American:URG)(TSX:URE) (the “Company”  or “Ur-Energy”) has filed the Company’s Form 10-Q for the quarter ended March 31, 2024, with the U.S. Securities and Exchange Commission at www.sec.gov/edgar.shtml and with Canadian securities authorities at www.sedarplus.ca.

Ur-Energy CEO, John Cash said: “Last week the U.S. Senate, following the House of Representatives action on the same bill, announced the passage by unanimous consent of a Russian Uranium Ban that will commence 90 days after it is signed, subject to certain limited waivers available until January 1, 2028. We are encouraged to see unanimous bipartisan backing of a bill that is likely to result in strong support for western suppliers of nuclear fuel components, including Ur-Energy. We believe we are in the right place at the right time to help fill the uranium supply gap and we will continue to advance production at Lost Creek and Shirley Basin and look for other opportunities to expand our U.S. based production portfolio.”

Lost Creek Operations

Ramp-up continues at Lost Creek, with two additional header houses (HHs 2-6 and 2-7) coming online thus far in 2024. During Q1, we captured approximately 38,221 pounds, dried and packaged 39,229 pounds, and shipped 35,445 pounds U3O8. At quarter end, our in-process inventory was approximately 80,465 pounds, our drummed inventory was 26,062 pounds, and our finished inventory at the conversion facility was 79,235 pounds U3O8.

Sales and Sales Agreements

In April 2024, we completed a new sales agreement in addition to the two new agreements announced earlier this year. The April agreement calls for annual delivery commitments of up to 100,000 pounds U3O8 in 2026 through 2029, a portion of which is based upon production milestones. The pricing for the sales under this agreement is a combination of an escalated fixed price, which is well above the anticipated all-in costs of production, and a market-related pricing component that is subject to an escalated floor and ceiling. Including the three agreements announced this year, we now have six sales agreements with various global nuclear purchasers with deliveries as follows:

Year	Base Quantity (U3O8 Pounds)
2024	570,000
2025	700,000
2026	950,000
2027	1,150,000
2028	1,200,000
2029	600,000
2030	550,000
5,720,000

Subsequent to quarter end, we sold 75,000 pounds U3O8 for which we received $4.6 million in early May. In total, we anticipate selling 570,000 pounds U3O8, under two contracts secured in 2022.

Financial Results

As of March 31, 2024, we had cash resources of $53.9 million, which was a decrease of $5.8 million from the $59.7 million balance on December 31, 2023. During the three months ended March 31, 2024, we spent $14.5 million on operating activities, used $0.8 million for investing activities, and generated $9.6 million from financing activities.

U3O8 Sales, Cost of Sales, and Gross Profit 1

The following table provides information on our U3O8 sales, cost of sales, and gross profit.

	Unit	2023 Q2	2023 Q3	2023 Q4	2024 Q1

U3O8 Pounds Sold
Produced	lb	-	90,000	90,000	-
Purchased	lb	-	-	-	-
	lb	-	90,000	90,000	-

U3O8 Sales
Produced	$000	-	5,440	5,441	-
Purchased	$000	-	-	-	-
	$000	-	5,440	5,441	-

U3O8 Price per Pounds Sold
Produced	$/lb	-	60.44	60.46	-
Purchased	$/lb	-	-	-	-
	$/lb	-	60.44	60.46	-
U3O8 Cost of Sales
Ad valorem and severance taxes	$000	-	53	53	-
Cash costs	$000	-	1,674	1,674	-
Non-cash costs	$000	-	796	797	-
Produced	$000	-	2,523	2,524	-
Purchased	$000	-	-	-	-
	$000	-	2,523	2,524	-

U3O8 Cost per Pound Sold
Ad valorem and severance taxes	$/lb	-	0.59	0.59	-
Cash costs	$/lb	-	18.60	18.60	-
Non-cash costs	$/lb	-	8.84	8.85	-
Produced	$/lb	-	28.03	28.04	-
Purchased	$/lb	-	-	-	-
	$/lb	-	28.03	28.04	-

U3O8 Gross Profit
Produced	$000	-	2,917	2,917	-
Purchased	$000	-	-	-	-
	$000	-	2,917	2,917	-

U3O8 Gross Profit per Pound Sold
Produced	$/lb	-	32.41	32.42	-
Purchased	$/lb	-	-	-	-
	$/lb	-	32.41	32.42	-

U3O8 Gross Profit Margin
Produced	%	0.0%	53.6%	53.6%	0.0%
Purchased	%	0.0%	0.0%	0.0%	0.0%
	%	0.0%	53.6%	53.6%	0.0%

[1]

The U3O8 and cost per pound measures included in the above table do not have a standardized meaning within US GAAP or a defined basis of calculation. These measures are used by management to assess business performance and determine production and pricing strategies. They may also be used by certain investors to evaluate performance.

As previously announced, the Company made the decision to ramp up operations after securing new term contracts in 2022 with initial deliveries beginning in 2023 Q3.

There were no U3O8 sales in 2024 Q1. Our sales in 2024 are projected at 570,000 pounds U3O8 into contracts that were put in place in 2022 when the long-term price was below $60 per pound.

In 2023 Q3 and 2023 Q4, the average price per pound sold into term contracts was $60.45 and the average cost per pound sold was $28.04, which resulted in an average gross profit per pound sold of $32.41 and an average gross profit margin of nearly 54%.

U3O8 Production and Ending Inventory

The following table provides information on our production and ending inventory of U3O8 pounds.

	Unit	2023 Q2	2023 Q3	2023 Q4	2024 Q1

U3O8 Production

Pounds captured	lb	4,392	30,491	68,448	38,221
Pounds drummed	lb	-	15,759	6,519	39,229
Pounds shipped	lb	-	-	-	35,445

U3O8 Ending Inventory

Pounds
In-process inventory	lb	5,801	20,396	82,033	80,465
Plant inventory	lb	-	15,759	22,278	26,062
Conversion inventory - produced	lb	223,790	133,790	43,790	79,235
	lb	229,591	169,945	148,101	185,762

Value
In-process inventory	$000	-	-	-	-
Plant inventory	$000	-	949	1,343	1,593
Conversion inventory - produced	$000	6,275	3,752	1,228	3,105
	$000	6,275	4,701	2,571	4,698

Cost per Pound
In-process inventory	$/lb	-	-	-	-
Plant inventory	$/lb	-	60.22	60.28	61.12
Conversion inventory - produced	$/lb	28.04	28.04	28.04	39.19

Produced conversion inventory detail
Ad valorem and severance tax	$/lb	0.59	0.59	0.59	0.53
Cash cost	$/lb	18.60	18.60	18.60	28.47
Non-cash cost	$/lb	8.85	8.85	8.85	10.19
	$/lb	28.04	28.04	28.04	39.19

2024 Continuing Guidance

We have 12 drill rigs onsite, with an additional rig scheduled to commence work in early May. Drilling has advanced into HH 2-11 with completion work nearly finished in HH 2-8. Fabrication of HHs 2-8 and 2-9 is complete, and work on HHs 2-10 and 2-11 is advancing in our Casper construction shop. HH 2-8 is expected to come online in May.

While we have experienced some additional equipment and operational challenges, we are seeing more consistent drying and packaging, with 29,497 pounds U3O8 drummed since quarter end and dryer operations keeping pace with wellfield production.

We expect 2024 production from MU2 to be between 550,000 and 650,000 pounds. We have made two shipments of U3O8 to the converter in 2024 and anticipate routine shipments throughout the year.

We have commitments under contracts negotiated in 2022, when the long-term price was between $43 and $52 per pound, for deliveries of 570,000 pounds U3O8 in 2024 and expect to realize revenues of $33.1 million. The contracts secured in 2022 enabled the Company to make the decision to ramp up operations at Lost Creek.

Uranium spot prices remained strong in 2024 Q1, with pricing averaging approximately $94 per pound U3O8 during the quarter and reaching highs above $106 per pound U3O8 in January. Nuclear utilities and other purchasers are back in the market, moving not only spot pricing, but term pricing as well, which increased from $68 per pound in December 2023 to $78 per pound U3O8 at the end of March 2024.

As uranium prices strengthened, we have received increasing requests for proposals (“RFPs”) from utilities and other global fuel buyers. We have responded to the RFPs with prices commensurate with rising market conditions including increased demand for domestically produced uranium. We completed two additional uranium sales agreements during 2024 Q1 and a third agreement subsequent to quarter end. Including the three additional agreements, our contract book now stands at a total of 5.7 million pounds U3O8 with deliveries occurring in 2024 through 2030. Sales prices are anticipated to be profitable on an all-in production cost basis and escalate annually from initial pricing, including some market-based pricing features.

With our expanded sales contract book, and encouraging market conditions, we were pleased to announce our decision in 2024 Q1 to proceed with the buildout of a satellite facility at our wholly owned, fully permitted and licensed Shirley Basin Project in Carbon County, Wyoming. The decision will nearly double our annual permitted mine production to 2.2 million pounds U3O8. Work has already been initiated on the project.  We have already completed the bid and award process for the fabrication of IX columns, one of the longest lead items of the project, and plan to install approximately 120 monitor wells for the first mine unit in 2024 Q2 and Q3.  Major construction activities are expected to begin in 2025 and initial production is expected to commence in 2026.

We are pleased to be one of the few publicly traded companies that is commercially recovering uranium and expanding our production capacity to sell into a strengthening uranium market. As discussed, stronger prices have already enabled us to secure multi-year sales agreements with leading nuclear companies, which in turn allowed us to resume commercial production at Lost Creek and initiate construction and development activities at Shirley Basin.

We will continue to closely monitor the uranium markets, and other developments, which may affect the uranium production industry and provide the opportunity to put in place additional off-take sales contracts at pricing sufficient to justify further expansion through organic and inorganic growth.

As always, we will focus on maintaining safe and compliant operations.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. We have produced and packaged approximately 2.8 million pounds U3O8 from Lost Creek since the commencement of operations. Ur-Energy has all major permits and authorizations to begin construction at Shirley Basin, the Company’s second in situ recovery uranium facility in Wyoming and is in the process of obtaining remaining amendments to Lost Creek authorizations for expansion of Lost Creek. Ur‑Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development, and operation of uranium mineral properties in the United States. The primary trading market for Ur‑Energy’s common shares is on the NYSE American under the symbol “URG.” Ur‑Energy’s common shares also trade on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is in Littleton, Colorado and its registered office is in Ottawa, Ontario.

FOR FURTHER INFORMATION, PLEASE CONTACT

John W. Cash, Chairman, CEO and President

+1 720-981-4588, ext. 303

John.Cash@Ur-Energy.com

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., our ability to maintain operations at Lost Creek in a safe and compliant fashion; our ability to continue to refine production operations and increase production levels in a timely and cost-effective way, to meet our production projections; our ability to remain ahead of supply chain challenges in our procurement of equipment and supplies for both Lost Creek and Shirley Basin; our ability to deliver into our sales contracts and to build inventory; the timing to determine additional development and construction priorities at Lost Creek and Shirley Basin; the timing and ability to complete build out of Shirley Basin as currently projected; the ability and timing to complete additional favorable uranium sales agreements, including spot sales when warranted; whether the ban on Russian uranium will be signed into law and what effects it will have on the uranium market; and whether we will be able to expand our production portfolio business with organic or inorganic growth) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as “plans,” “expects,” “does not expect,” “is expected,” “is likely,” “estimates," “intends,” “anticipates,” “does not anticipate,” or “believes,” or variations of the foregoing, or statements that certain actions, events or results “may,” “could,” “might” or “will be taken,” “occur,” “be achieved” or “have the potential to.” All statements, other than statements of historical fact, are considered to be forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements express or implied by the forward-looking statements.  Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; changes in exchange rates; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedarplus.ca and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.